Exhibit 10.73
ENVIRONMENTAL INDEMNITY AGREEMENT
THIS ENVIRONMENTAL INDEMNITY AGREEMENT (as the same may from time to time hereafter be modified, supplemented or amended, this “Environmental Indemnity”) is made as of June 8, 2016 by WASHINGTON PRIME GROUP, L.P., an Indiana limited partnership (“Operating Partnership”), WTM GLIMCHER LLC, a Delaware limited liability company (“Mall Owner” and collectively with Operating Partnership, the “Borrowers”) to and for the benefit of THE HUNTINGTON NATIONAL BANK, a national banking association, for itself as Administrative Agent (“Agent”) on behalf of and for the benefit of the Lenders (as such term is defined in the Loan Agreement), together with each of their respective successors and assigns.
Lenders have agreed to make a loan (the “Loan”) in the original principal sum of Sixty Five Million and No/100 Dollars ($65,000,000.00) (the “Loan Amount”) to Borrowers, as set forth in the Loan Documents (hereinafter defined) executed by and among Lenders and Borrowers (capitalized terms used herein and not otherwise defined will have the meanings given to them in the Loan Agreement). The Loan is evidenced by one or more Notes of even date herewith made by Borrowers to the order of Lenders in the aggregate original principal sum of Sixty Five Million and No/100 Dollars ($65,000,000.00) (as the same may from time to time hereafter be modified, amended, supplemented, extended or consolidated in writing, and any note(s) issued in exchange therefor or replacement thereof, collectively, the “Notes”). The obligations of Borrowers under the Notes are secured, inter alia, by that certain Collateral Assignment of Membership Interest of even date herewith made by Weberstown Mall, LLC (the "Sole Member") to and for the benefit of Agent, on behalf of the Lenders (the "Collateral Assignment"). The Collateral Assignment encumbers the Sole Member's interest in the Mall Owner, who is the fee owner of certain real estate located in San Joaquin County, California, including but not limited to the improvements now existing or hereafter constructed thereon and all easements, rights and appurtenances thereunto (the “Project”).
The Notes, Collateral Assignment, that certain Senior Secured Term Loan Agreement of even date herewith among Borrowers, the Agent and Lenders (the “Loan Agreement”), and all other documents evidencing, securing or guarantying the Loan are hereinafter referred to as the “Loan Documents.” All capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Loan Agreement.
In order to induce Lenders to make the Loan and in consideration of the substantial benefit Borrowers will derive from the Loan, Borrowers have agreed to execute and deliver this Environmental Indemnity.
NOW, THEREFORE, in consideration of the making of the Loan and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrowers (the "Indemnitor"), intending to be legally bound, hereby agree and covenant for the benefit of Agent, Lenders and Indemnified Parties (as hereinafter defined) as follows:

1.As used herein, the following terms shall have the following meanings:
a.    “Environmental Law(s)” means any federal, state or local law whether common law, court or administrative decision, ordinance, regulation, rule, court order or decree, or administrative order or any administrative policy or guideline concerning action levels of a governmental authority relating to the environment, public health, any Hazardous Material (as hereinafter defined) or any Environmental Activity or Condition (as hereinafter defined) on, under or about the Project, in effect from time to time, including, but not limited to (i) the Federal Water Pollution Control Act, as amended (33 U.S.C. §1251 et seq.); (ii) the Resource Conservation and Recovery Act, as amended (42 U.S.C. §6901 et seq.); (iii) the Comprehensive Environmental Response, Compensation and Liability Act, as amended (42 U.S.C. §9601 et seq.); (iv) the Federal Clean Air Act, as amended (42 U.S.C. §7401 et seq.); (v) the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. §136 et seq.); (vi) the Toxic Substances Control Act, as amended (15 U.S.C. §2601 et seq.); (vii) the Emergency Planning and Community Right-to-Know Act, as amended (42 U.S.C. §11001 et seq.); (viii) the Occupational Safety and Health Act, as amended (29 U.S.C. §650 et seq.); and (ix) all regulations or guidelines promulgated pursuant to all of the foregoing, as same may be amended from time to time.
b.    “Environmental Activity(ies) or Condition(s)” means the presence, use, generation, manufacture, production, processing, storage, release, threatened release, discharge, disposal, treatment or transportation of any Hazardous Material on, onto, in (or within), under, over or from the Project, or within any improvements included in the Project, or the violation of any Environmental Law because of the condition of, or activity on, the Project.
c.    “Hazardous Material(s)” means any petroleum or petroleum products and any hazardous or toxic material, substance, pollutant, contaminant, waste, or terms similar to the foregoing, any of which are (a) defined by or regulated as such under any Environmental Laws, or (b) determined by a final court ruling or order to be hazardous or toxic, excluding any hazardous or toxic material, substance, pollutant, contaminant, waste or terms similar to the foregoing normally used in the operation of a retail shopping center in compliance with Environmental Laws, including, without limitation, (i) supplies for cleaning, renovation, and maintenance in commercially reasonable amounts required for use in the ordinary course of business, provided such items are incidental to the use of the Project or the contemplated renovation thereof and are stored and used in compliance with all Environmental Laws, and (ii) standard office supplies in commercially reasonable amounts required for use in the ordinary course of business, provided such items are incidental to the use of the Project and are stored and used in compliance with all Environmental Laws.
d.    “Indemnified Parties” means Agent, each Lender and their respective officers, directors, shareholders, employees and agents and their respective successors and assigns (including a purchase of a partial interest in the Loan).

2.    Each entity comprising Indemnitor makes the following representations and warranties to the Indemnified Parties:
a.    except as disclosed in the Phase I Environmental Site Assessment Report prepared by EMG as Project 77084.06R-001.050 and dated April 17, 2006 (the “Report”) and other than items excluded from "Hazardous Materials" by the definition thereof, including, without limitation, any items that might otherwise constitute Hazardous Materials but which are normally used in the operation of a retail shopping center in compliance with applicable Environmental Laws, to the best of such Indemnitor’s knowledge, there is no Hazardous Material at, on or in the Project;
b.    during its period of ownership of an interest in the Project, Mall Owner has complied and caused the Project to comply with all material Environmental Laws relating to the Project; and
c.    such entity has not received any written notices of non-compliance or alleged non-compliance with respect to Hazardous Material from any authority having jurisdiction over the Project.
3.    Each entity comprising Indemnitor at all times covenants and agrees until the Loan is repaid in full:
a.    that other than Hazardous Materials specifically disclosed in the Report (or items excluded from “Hazardous Materials” by the definition thereof, including, without limitation, any items that might otherwise constitute Hazardous Materials but which are normally used in the operation of a retail shopping center in compliance with applicable Environmental Laws), it shall not cause or knowingly permit any Hazardous Material to exist at, on or in the Project or within any improvement on the Project, nor shall it cause or knowingly permit any Hazardous Material to be discharged from the Project;
b.    to comply and cause the Project to comply with all material and applicable Environmental Laws;
c.    to promptly pay any claim and remove (or provide a bond or other security reasonably appropriate with respect to) any charge or lien upon the Project due to an Environmental Activity or Condition to the extent so required by applicable Environmental Laws; and
d.    to notify Agent of any Environmental Activity or Condition within ten (10) days after such Indemnitor first has knowledge of such Environmental Activity or Condition.

4.    Each entity comprising Indemnitor hereby agrees, at its sole cost and expense, to indemnify, protect, hold harmless and defend the Indemnified Parties from and against any and all claims, demands, damages, losses, liabilities, obligations, penalties, fines, actions, causes of action, judgments, suits, proceedings, costs, disbursements and expenses (including, without limitation, reasonable fees, disbursements and cost of attorneys, environmental consultants and experts), (collectively “Losses”) actually incurred, or suffered by, or asserted or awarded against, any Indemnified Party directly or indirectly relating to or arising from any of the following:
a.    any past, present or future Environmental Activity or Condition affecting all or any portion of the Project;
b.    the inaccuracy of any of the representations and warranties set forth herein; or
c.    any failure of Indemnitor (or any one of them) to perform any material covenant set forth herein.
5.    This Environmental Indemnity is given solely to protect the Indemnified Parties against the Losses and not as additional security for, or as a means of repayment of the Loan. The obligations of the Indemnitor under this Environmental Indemnity are independent of and shall not be measured or affected by the (i) modification, expiration, release or termination of the Loan Documents, (ii) the discharge or repayment in full of the Loan (including, without limitation, by amounts paid or credit bid at a foreclosure sale or by discharge in connection with a deed in lieu of foreclosure), (iii) the receivership, bankruptcy, insolvency or dissolution of Indemnitor (or any one of them), or (iv) the sufficiency of any collateral (including, without limitation, the Project) given to Agent, on behalf of the Lenders, to secure the obligations of Borrower with respect to repayment of the Loan. Notwithstanding anything herein to the contrary, the obligations of the Indemnitor under this Environmental Indemnity (a) shall not apply to the extent that Indemnitor can prove that such liabilities and obligations arose solely from Hazardous Materials that (i) were not present on or a threat to the Project prior to the date that any Indemnified Party or its nominee acquired title to or control over the Project, whether by foreclosure, exercise of power of sale or voting rights or otherwise and (ii) were not the result of any act or negligence of Indemnitor or any of the Indemnitor’s affiliates, agents or contractors and (b) shall terminate on the date which is two (2) years after the repayment in full of the Loan, provided that at the time of such repayment Indemnitor furnishes to Agent an updated environmental report with respect to the Project in form and substance and from an environmental consultant reasonably acceptable to Agent, which updated environmental report discloses no matter for which any Indemnified Party is entitled to indemnification pursuant to this Environmental Indemnity other than any such matter disclosed in the Report.
6.    Miscellaneous.
a.    The covenants, agreements, indemnities, terms and conditions contained in this Environmental Indemnity shall extend to and be binding upon the Indemnitor, their respective heirs, executors, administrators, successors and assigns, and shall inure to the benefit of, and may be enforced by Agent, on behalf of the Lenders, or any of the other Indemnified Parties and its and their successors and assigns.

b.    No provision of this Environmental Indemnity may be changed, waived, discharged or terminated by any means other than an instrument in writing signed by the party against whom the enforcement of the change, waiver, discharge or termination is sought.
c.    If more than one person executes this Environmental Indemnity as Indemnitor, each of them shall be jointly and severally liable and the term “Indemnitor” as used in this Environmental Indemnity shall mean and include each of them jointly and severally.
d.    Every provision of this Environmental Indemnity is intended to be severable. If any provision hereof or the application of any provision hereof to any party or circumstance is declared to be illegal, invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction, such invalidity shall not affect the balance of the terms and provisions hereof or the application of the provision in question to any other party or circumstance, all of which shall continue in full force and effect.
e.    Indemnitor shall reimburse Agent or any Lenders and the other Indemnified Parties for all reasonable attorneys’ fees and expenses incurred in connection with the enforcement of the Indemnified Parties’ rights under this Environmental Indemnity, including those incurred in any case, action, proceeding or claim under the Federal Bankruptcy Code or any successor statute.
f.    No failure or delay on the part of any of the Indemnified Parties to exercise any right, power or privilege under this Environmental Indemnity shall operate as a waiver thereof.
g.    This Environmental Indemnity shall be governed by and construed in accordance with the laws of the State of New York in existence at the time of the execution of this Indemnity, or as thereafter modified, amended or recodified, without regard to its conflicts of law principles.
h.    Time is of the essence as to all of the obligations of Indemnitor under this Environmental Indemnity.
i.    The provisions of this Environmental Indemnity shall govern and control over any inconsistent provision in any of the Loan Documents.
j.    This Environmental Indemnity may be executed in counterparts, each of which shall be deemed an original; and such counterparts when taken together shall constitute but one agreement.

k.    Each notice, consent, request or other communication under this Environmental Indemnity (each a “Notice”) which any party hereto may desire or be required to give to the other shall be deemed to be adequate and sufficient notice if given in writing and service is made by either (i) registered or certified mail, postage prepaid, in which case such notice shall be deemed to have been received three (3) business days following deposit to U.S. mail; or (ii) nationally recognized overnight air courier, next day delivery, prepaid, in which case such notice shall be deemed to have been received one (1) business day following delivery to such nationally recognized overnight air courier. All Notices shall be addressed to Borrowers at the address given on the signature page hereof, or to Agent at the then current address set forth in the Loan Agreement, or to such other place as any party may by notice in writing to the other parties designate as a place for service of notice.
[Signatures on following pages.]

IN WITNESS WHEREOF, Indemnitor has caused this Environmental Indemnity to be duly executed and delivered to Agent as of the date first written above.
BORROWER:

WTM GLIMCHER, LLC,
a Delaware limited liability company

By:     Weberstown Mall, LLC, a Delaware limited liability company, its sole equity member

By:	Glimcher Weberstown, LLC, a Delaware limited liability company, its Managing Member

By:	WPG Subsidiary Holdings I, LLC, a Maryland limited liability company, its sole member

By:	Washington Prime Group, L.P,, an Indiana limited partnership, its sole member

By:	WP Glimcher Inc., an Indiana corporation, its general partner

By: /s/ Mark E. Yale
Name:     Mark E. Yale

Title:	Executive Vice President and Chief Financial Officer

180 East Broad Street
Columbus, Ohio 43215
Phone: 614-621-9000
Facsimile: 614-621-8863
Attention: General Counsel

[Signatures continue on next page]

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BORROWER:

WASHINGTON PRIME GROUP, L.P.,
an Indiana limited partnership

By:    WP Glimcher, Inc., an Indiana corporation,
its general partner

By:     /s/ Mark E. Yale
Name: Mark E. Yale
Title: Executive Vice President, Chief
Financial Officer and Treasurer

180 East Broad Street
Columbus, Ohio 43215
Phone: 614-621-9000
Facsimile: 614-621-8863
Attention: General Counsel

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